Exhibit 10.1
Escrow Agreement
This Escrow Agreement (this “Agreement”) is made as of September 1, 2010, by and among U.S. Bank National Association (“Escrow Agent”), Chemring Group PLC, a company organized under the laws of England and Wales (“Chemring”), The Allied Defense Group, Inc., a Delaware corporation (“ADG”), Mecar USA, Inc., a Delaware corporation (“USA”), and ARC Europe, SA, a Société anonyme organized under the laws of Belgium (“ARC,” and together with ADG and USA, the “ADG Parties”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below). If the terms of this Agreement conflict in any way with the provisions of the Purchase Agreement, then the provisions of the Purchase Agreement shall control. This Agreement shall become effective as of the Effective Time.
RECITALS
A. Chemring and the ADG Parties have entered into that certain Stock and Asset Purchase Agreement dated as of June 24, 2010 (the “Purchase Agreement”), a copy of which is attached hereto as Annex A.
B. Pursuant to Section 2.07 of the Purchase Agreement, the amounts set forth therein (the “Escrow Amount”) are to be delivered to and deposited with the Escrow Agent (such deposits, together with any interest that may be earned thereon, the “Escrow Fund”) to be held in an escrow account (the “Escrow Account”) and to be governed by the provisions set forth herein and in the Purchase Agreement.
C. The parties hereto desire to set forth additional terms and conditions relating to the operation of the Escrow Account.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Escrow Fund.
(a) Pursuant to Section 2.07 of the Purchase Agreement, Chemring shall cause the Escrow Amount to be deposited with the Escrow Agent in accordance with the time periods set forth in the Purchase Agreement. Concurrently with the first such deposit, Chemring shall deliver to the Escrow Agent a spreadsheet, which shall have been previously approved by the ADG Parties, which approval shall not be unreasonably withheld or delayed (the most recent such spreadsheet at any particular time being the “Escrow Spreadsheet”), setting forth (i) the name, address and taxpayer identification number of each ADG Party, and (ii) each ADG Party’s pro rata share of the Escrow Fund (each, the “Pro Rata Share”). With its delivery of the Escrow Amount and the Escrow Spreadsheet, Chemring shall deliver to the Escrow Agent a letter specifying the Effective Time. The Escrow Agent agrees to accept delivery of the Escrow Amount and to hold such Escrow Amount in escrow subject to the terms and conditions of this Agreement and the Purchase Agreement. As of any particular time, the Escrow Agent may assume without inquiry that the Escrow Amount that shall have been deposited with the Escrow Agent by Chemring is all of the Escrow Amount required to be held in the Escrow Account by the Escrow Agent and that the last such Escrow Spreadsheet received by the Escrow Agent from Chemring remains correct and in full force and effect.

(b) The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the provisions of this Agreement.
(c) No portion of the Escrow Fund or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any ADG Party or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such ADG Party, prior to the distribution to such ADG Party of such portion of the Escrow Fund by the Escrow Agent in accordance with this Agreement.
2. Escrow Period. The period during which claims for Losses may be made against the Escrow Fund (the “Escrow Period”) shall commence at the Effective Time and shall terminate upon the earlier of: (i) June 30, 2015; or (ii) the occurrence of the Final Subpoena Resolution. Notwithstanding the foregoing, all or a portion of the Escrow Fund may be retained beyond the Escrow Period as provided in Section 5 of this Agreement with respect to any pending or disputed claims for indemnifiable Losses (each a “Claim”).
3. Rights and Obligations of the Parties.
(a) The Escrow Agent shall be entitled to such rights and shall perform such duties as escrow agent as set forth herein (collectively, the “Duties”), in accordance with the provisions of this Agreement. Such Duties shall include the following: (i) safeguarding and treating the Escrow Fund in accordance with the provisions of this Agreement and not as the property of Chemring, and holding the Escrow Fund in a separate account, apart from any other funds or accounts of the Escrow Agent or any other Person and (ii) holding and disposing of the Escrow Fund only in accordance with the provisions of this Agreement. The Duties of the Escrow Agent with respect to the Escrow Fund may be altered, amended, modified or revoked only by a writing signed by Chemring, the Escrow Agent and the ADG Parties.
(b) Chemring and the ADG Parties shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in the Purchase Agreement, in accordance with the provisions of this Agreement and the Purchase Agreement.
4. Claims Against the Escrow Fund.
(a) On or before the last day of the Escrow Period, Chemring (on behalf of itself or any other Indemnified Person) may deliver to the Escrow Agent a Notice of Claim.
(b) At the time of delivery of any Notice of Claim to the Escrow Agent, a duplicate copy of such Notice of Claim shall be delivered to the ADG Parties by Chemring (on behalf of itself or any other Indemnified Person), and for a period of twenty (20) Business Days after the delivery to both the Escrow Agent and the ADG Parties by Chemring of such Notice of Claim, the Escrow Agent shall make no payment pursuant to this Section 4 unless the Escrow Agent shall have received written authorization from the ADG Parties to make such delivery. After the expiration of such 20-Business Day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Chemring in accordance with this Section 4; provided, however, that no such delivery may be made if and to the extent the ADG Parties have objected in a written statement to any Claim made in the Notice of Claim, and such written statement shall have been delivered to the Escrow Agent and to Chemring prior to the expiration of such 20-Business Day period.

(c) If the ADG Parties object in writing to any Claim made by Chemring in any Notice of Claim within such 20-Business Day period, Chemring and the ADG Parties shall attempt in good faith for thirty (30) Business Days after Chemring’s receipt of such written objection to resolve such objection. If Chemring and the ADG Parties shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall, as applicable, distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
(d) If no such agreement can be reached during the 30-Business Day period for good faith negotiation, then no portion of the disputed amount will be distributed with respect to such Notice of Claim until (i) such time as ADG and Chemring execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse all or a portion of the remaining Escrow Funds, (ii) a final judgment on the matter is entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made) or (iii) such time as an order or award of an arbitrator ordering or directing the Escrow Agent to disburse all or a portion of the remaining Escrow Funds is issued pursuant to the arbitration process set forth in Section 9.11 of the Purchase Agreement, in which case the Escrow Agent shall retain or disburse the amount claimed in the Notice of Claim in accordance with such judgment or award.
5. Distribution of Escrow Fund Upon Expiration of Escrow Period.
(a) Retention of Funds to Satisfy Pending Claims. Such portion of the Escrow Fund at the conclusion of the Escrow Period that may be necessary to satisfy any unresolved or unsatisfied Claims specified in any Notice of Claim delivered to the ADG Parties and Escrow Agent prior to expiration of the Escrow Period (the “Reserve Amount”) shall remain in the Escrow Fund until such Claims have been resolved or satisfied pursuant to the Purchase Agreement and Section 4 of this Agreement and prior to such resolution or satisfaction of any such Claim, none of the Reserve Amount shall be delivered or distributed to any Person. For purposes of determining at any particular time the amount of the Escrow Fund that is necessary or sufficient to satisfy and/or provide for each such Claim, Chemring shall be assumed to be entitled to the full amount of indemnifiable Losses stated in the applicable Notice of Claim(s). The amount retained in the Escrow Fund after the expiration of the Escrow Period with respect to a particular Claim shall be available to Chemring only with respect to such Claim and shall not be available to Chemring for any other Claim.

(b) Distributions from Escrow Fund to the ADG Parties Following the Expiration of the Escrow Period. At any time the ADG Parties may provide to the Escrow Agent and Chemring a certificate (a “Release Certificate”) signed by ADG that the Escrow Period has expired, which Release Certificate shall describe the analysis of ADG in reaching the conclusion that the Escrow Period has expired. If, within the twenty (20) Business Day period (the “Release Dispute Period”) following its receipt of a Release Certificate, Chemring notifies the Escrow Agent and ADG in writing that Chemring disputes that the Escrow Period has expired, the Escrow Agent shall retain and not disburse the Release Amount (defined below) to the ADG Parties. If at the end of the Release Dispute Period Chemring has not delivered to the Escrow Agent and ADG a written notice of objection to the Release Certificate, then the amount equal to the amount of the Escrow Fund less the Reserve Amount (the “Release Amount”) shall be released by the Escrow Agent to the ADG Parties at their respective addresses as reflected in the Escrow Spreadsheet (or pursuant to written instructions provided by the ADG Parties) on a pro rata basis in accordance with each such ADG Party’s Pro Rata Share. In the event Chemring delivers a written notice of objection to the Release Certificate prior to or on the last day of the Release Dispute Period, ADG and Chemring shall consult with each other for up to thirty (30) Business Days regarding such dispute. If ADG and Chemring agree that all or a portion of the Release Amount shall be disbursed to the ADG Parties, Chemring and ADG shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such agreed-upon amount to the ADG Parties pursuant to such joint written instructions. If the Escrow Agent does not receive joint written instructions from Chemring and ADG within such thirty (30) Business Day period, then no portion of the Release Amount will be distributed to the ADG Parties until the earliest of (i) such time as Chemring and ADG execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse all or a portion of the Release Amount, (ii) a final judgment on the matter is entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made) or (iii) such time as an order or award of an arbitrator ordering or directing the Escrow Agent to disburse all or a portion of the Release Amount is issued pursuant to the arbitration process set forth in Section 9.11 of the Purchase Agreement is issued, in which case the Escrow Agent shall retain or disburse the Release Amount in accordance with such judgment or award.
(c) Distributions from Escrow Fund to the ADG Parties Prior to the Expiration of the Escrow Period. At any time after June 24, 2013, the ADG Parties may provide to the Escrow Agent and Chemring a certificate (a “Partial Release Certificate”) signed by ADG that a Partial Release Event has occurred, which Partial Release Certificate shall describe the analysis of ADG in reaching the conclusion that there has been a Partial Release Event. If, within the ten (10) Business Day period (the “Partial Release Dispute Period”) following its receipt of a Partial Release Certificate, Chemring notifies the Escrow Agent and ADG in writing that Chemring disputes that a Partial Release Event has occurred, the Escrow Agent shall retain and not disburse the Partial Release Amount (defined below) to the ADG Parties. If at the end of the Partial Release Dispute Period Chemring has not delivered a written notice of objection to the Partial Release Certificate, then one-half of that portion of the Escrow Fund that is not subject to any unresolved or unsatisfied Claims specified in any Notice of Claim delivered to the ADG Parties and Escrow Agent prior to delivery of the Partial Release Certificate to the Escrow Agent and Chemring (the “Partial Release Amount”) shall be released by the Escrow Agent to the ADG Parties at their respective addresses as reflected in the Escrow Spreadsheet (or pursuant to written instructions provided by the ADG Parties) on a pro rata basis in accordance with each such ADG Party’s Pro Rata Share. In the event Chemring delivers a written notice of objection to the Partial Release Certificate prior to or on the last day of the Partial Release Dispute Period, ADG and Chemring shall consult with each other for up to thirty (30) Business Days regarding such dispute. If ADG and Chemring agree that all or a portion of the Partial Release Amount shall be disbursed to the ADG Parties, Chemring and ADG shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such agreed-upon amount to the ADG Parties pursuant to such joint written instructions. If the Escrow Agent does not receive joint written instructions from Chemring and ADG within such thirty (30) Business Day period, then no portion of the Partial Release Amount will be distributed to the ADG Parties until the earliest of (i) such time as Chemring and ADG execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse all or a portion of the Partial Release Amount, (ii) a final judgment on the matter is entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made), (iii) such time as an order or award of an arbitrator ordering or directing the Escrow Agent to disburse all or a portion of the Partial Release Amount is issued pursuant to the arbitration process set forth in Section 9.11 of the Purchase Agreement is issued, in which case the Escrow Agent shall retain or disburse the Partial Release Amount in accordance with such judgment or award or (iv) the termination of the Escrow Period in accordance with this Agreement. In the event that any portion of the Escrow Fund was subject to any unresolved or unsatisfied Claims specified in any Notice of Claim delivered to the ADG Parties and Escrow Agent prior to delivery of the Partial Release Certificate to the Escrow Agent and Chemring, then one-half of such portion of the Escrow Fund shall be treated as a “Reserve Amount” pursuant to Section 5(d) below and subject to release upon resolution of such unresolved or unsatisfied Claims.
(d) Distributions of Reserve Amount. Promptly following the resolution or satisfaction of any Claim relating to any portion of the Reserve Amount (and in any event no later than ten (10) Business Days after such resolution and satisfaction), such portion of the Reserve Amount shall be paid to Chemring and/or to the ADG Parties at their respective addresses as reflected in the Escrow Spreadsheet (or pursuant to written instructions provided by the ADG Parties) on a pro rata basis in accordance with each such ADG Party’s Pro Rata Share, as the case may be, in accordance with the terms of (i) joint written instructions delivered by Chemring and ADG instructing the Escrow Agent to disburse all or a portion of the Reserve Amount, (ii) a final judgment on the matter is entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made) or (iii) such time as an order or award of an arbitrator ordering or directing the Escrow Agent to disburse all or a portion of the Reserve Amount is issued pursuant to the arbitration process set forth in Section 9.11 of the Purchase Agreement is issued, in which case the Escrow Agent shall retain or disburse the Reserve Amount in accordance with such judgment or award.
(e) The Escrow Agent need not monitor or inquire into each ADG Party’s tax treatment of funds distributed to them and shall allocate income earned on the Escrow Fund to ADG in accordance with Section 6(b).

6. Investment of Escrow Fund.
(a) The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund in one of the investment vehicles described in Annex C, as directed in writing by Chemring and the ADG Parties. In the absence of written directions, funds shall be invested in the Escrow Agent’s Insured Money Market Deposit Account. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. The Escrow Agent will act upon investment instructions the day that such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or for any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement. As and when the Escrow Fund and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash in accordance with its customary procedures and shall not be liable for any loss of principal or income in connection therewith. The Escrow Agent shall not be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrow Fund is invested or the choice of Permitted Investments converted into cash pursuant to this Section 6.
(b) All interest attributable to the Escrow Fund shall be added to the Escrow Fund and be part of the Escrow Fund for all purposes hereunder, including distribution to the parties as set forth herein. The parties acknowledge that, for tax reporting purposes, all interest attributable to the Escrow Fund, and interest thereon, held in the Escrow Fund by the Escrow Agent pursuant to this Agreement shall be allocable to ADG.
7. Exculpatory Provisions.
(a) The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence, willful misconduct or breach of this Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of the ADG Parties or Chemring or for punitive, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.

(b) In the event of a dispute between the parties hereto, the Escrow Agent is hereby expressly authorized to disregard any and all notifications given by any of the parties hereto or by any other person, excepting only memoranda of agreement delivered by Chemring and the ADG Parties and orders or process of courts of law to which Escrow Agent shall be entitled to conclusively rely and shall distribute the Escrow Fund in accordance with the terms thereof, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(c) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, (i) refrain from taking any action other than retaining possession of the Escrow Fund, unless the Escrow Agent receives written instructions, signed by Chemring and the ADG Parties, which eliminates such ambiguity or uncertainty, and (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Chemring and ADG will equally pay the Escrow Agent all costs, expenses and reasonable attorney’s fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent’s rights under this Section.
(d) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Purchase Agreement, this Agreement or any documents or papers deposited or called for thereunder or hereunder.
(e) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Purchase Agreement, this Agreement or any documents deposited with the Escrow Agent.
8. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as escrow agent of the Escrow Fund at any time, with or without cause, by giving at least thirty (30) days’ prior written notice to each of Chemring and the ADG Parties, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Chemring and the ADG Parties may jointly remove the Escrow Agent as escrow agent at any time, with or without cause, by an instrument executed by Chemring and the ADG Parties (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America or of the State of New York having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than $50,000,000, shall be appointed by Chemring on the terms of this Agreement with the written approval of the ADG Parties, which approval shall not be unreasonably withheld or delayed. In the event that a successor escrow agent has not been appointed within thirty (30) days after notice of the Escrow Agent’s resignation or removal the Escrow Agent shall be entitled to petition a court of competent jurisdiction to have a successor escrow agent appointed. Any such successor escrow agent shall deliver to Chemring and the ADG Parties, a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive possession of the Escrow Fund. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Fund then held hereunder to the successor escrow agent.

9. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.
10. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement and the Purchase Agreement.
11. Escrow Fees and Expenses. ADG shall pay the Escrow Agent the initial fees and expenses and reimburse the Escrow Agent for such expenses as are established and contemplated by the Fee Schedule attached hereto as Annex B. All other fees paid to the Escrow Agent hereunder shall be paid as follows: (i) first from any interest earned on the Escrow Fund and (ii) second from the principal amount of the Escrow Fund then remaining when such fees are due. If such amounts under items (i) and (ii) of the immediately preceding sentence are insufficient to pay the Escrow Agent’s fees hereunder, ADG will pay the balance.
12. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, Chemring and the ADG Parties, hereby severally and not jointly, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Purchase Agreement, and to reimburse the Escrow Agent for all its costs and expenses (including, without limitation, counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 12; provided, however, that no indemnity need be paid in case of the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.
13. General.
(a) Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery, the third day after mailing by certified or registered mail, postage prepaid, or upon delivery via facsimile (with confirmation of receipt) as follows:
(i)	if to Chemring:

Chemring Group PLC Chemring House 1500 Parkway Whiteley Fareham Hampshire PO15 7AF Tel: +44 (0)1489 881880 Fax: +44 (0) 1489 881123 Attention: Sarah Ellard

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 1775 Wiehle Avenue, Suite 400 Reston, VA 20190 Telephone No.: (703) 773-4211 Facsimile No.: (202) 773-5070 Attention: Jay Gary Finkelstein, Esq.
(ii)	if to the ADG Parties:

The Allied Defense Group 8000 Towers Crescent Drive (Suite 260) Vienna, Virginia 22182, U.S.A. Fax: (703) 847-5334 Attention: John J. Marcello

With a copies (which shall not constitute notice) to:

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 Fax: (202) 637-5910 Attention: John Beckman, Esq.

and

Baxter, Baker, Sidle, Conn & Jones, P.A. 120 E. Baltimore Street Suite 2100 Baltimore, Maryland 21202 Fax: (410) 230-3801 Attention: James E. Baker, Jr., Esq.

(iii)	If to the Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
633 West 5th Street, 24th Floor
LM-CA T24T
Los Angeles, CA 90071
Attention: Corporate Trust Department
(Chemring / ADG Escrow)
Telephone No.: (213) 615-6043
Facsimile No.: (213) 615-6197

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt. If any Notice of Claim, any objection thereto or any other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such Notice of Claim, objection or other document was received by such other person on the date on which it was received by the Escrow Agent.
(b) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(c) This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one instrument.
(d) No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. This Agreement may only be amended in a writing signed by Chemring, the Escrow Agent and the ADG Parties (subject to the limitations set forth in the Purchase Agreement).
(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflicts of laws principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located within the City of New York in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13(a) or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the City of New York, New York.

14. Tax Reporting Matters. Chemring and the ADG Parties each agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within thirty (30) days after the date on which the first deposit of the Escrow Amount is made with the Escrow Agent. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986 (the “Code”), as it may be amended from time to time, to withhold a portion of any payments made pursuant to this Agreement. If the date of a payment from the Escrow Fund occurs more than six months after the date on which the first deposit of the Escrow Amount is made with the Escrow Agent, a portion of the payment will be treated as imputed interest to the extent required under the Code.
15. Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Each person agrees to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
[Signature Page Follows]

In witness whereof, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent
By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

CHEMRING GROUP PLC
By:	/s/ Sarah Ellard
Name:	Sarah Ellard
Title:	Company Secretary

THE ALLIED DEFENSE GROUP, INC.
By:	/s/ John J. Marcello
Name:	John J. Marcello
Title:	President and Chief Executive Officer

MECAR USA, INC.
By:	/s/ Wayne Hosking
Name:	Wayne Hosking
Title:	Vice President

ARC EUROPE, SA
By:	/s/ Wayne Hosking
Name:	Wayne Hosking
Title:	Director

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